SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – February 21, 2008

OMNICARE, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-8269	31-1001351
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 East RiverCenter Boulevard Suite 1600 Covington, Kentucky	41011
(Address of Principal Executive Offices)	(Zip Code)

(859) 392-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 21, 2008, Omnicare, Inc. (the “Company”) entered into a Letter Agreement (the “Agreement”) with ValueAct Capital Master Fund, L.P. and ValueAct Capital Master Fund III, L.P. (together with their respective affiliates, the “ValueAct Parties”). Pursuant to the terms of the Agreement, in consideration for certain restrictions and limitations to be placed on the ValueAct Parties as more fully described below, the board of directors of the Company (the “Board of Directors”), among other things, (i) increased the size of the Board of Directors from eight to nine directors and filled the resulting vacancy with Jeffrey W. Ubben, chief executive officer, chief investment officer and a founder, of ValueAct Capital, who will serve on the Board of Directors until the 2008 annual meeting of stockholders of the Company (the “2008 Annual Meeting”) and (ii) nominated Mr. Ubben for election as a director of the Company at the 2008 Annual Meeting. If at any time the ValueAct Parties cease to own more than five percent of the outstanding voting power of the Company, the ValueAct Parties’ right to designate a director to serve on the Board of Directors pursuant to the terms of the Agreement will terminate upon the request of the Board of Directors and the ValueAct Parties shall promptly cause Mr. Ubben (or, if applicable, his successor director) to resign from the Board of Directors.

Pursuant to the terms of the Agreement, the Company agreed to appoint and nominate two duly qualified persons (each of whom shall meet the definition of independence as defined by the New York Stock Exchange) as members of the Board of Directors not later than the date of the 2008 Annual Meeting. Before making the appointments, the Company agreed to consult with Mr. Ubben with respect to the identity, background, qualifications and independence of such persons.

In consideration for the foregoing, the ValueAct Parties agreed, subject to certain exceptions, that until the date on which the 2009 annual meeting of stockholders of the Company is held, the ValueAct Parties will not (and will cause their representatives not to), among other things, (i) acquire any securities of the Company or any property, asset or business of the Company, (ii) propose any tender or exchange offer, merger, or other business combination involving the Company, or tender any voting securities of the Company into any such tender or exchange offer or vote any voting securities of the Company in favor of any such transaction, (iii) make, or in any way participate in any solicitation of proxies to vote any voting securities of the Company (other than for a proposal supported by the Board) and (iv) other than in a Rule 144 broker transaction, sell, transfer or otherwise dispose of any voting securities of the Company to any person who is (or will become upon consummation of such sale, transfer or other disposition) a beneficial owner of five percent or more of the outstanding voting securities of the Company.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Agreement described under Item 1.01 above, effective as of February 21, 2008, the Board of Directors of the Company increased the authorized size of the Board of Directors from eight to nine members and filled the resulting vacancy with Jeffrey W. Ubben, who will serve as a director of the Company until the 2008 Annual Meeting. The Board of Directors has also nominated Mr. Ubben for election as a director of the Company at the 2008 Annual Meeting.

Item 7.01. Regulation FD Disclosure.

The full text of the press release relating to the appointment of Mr. Ubben to the Board of Directors is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Letter Agreement, dated February 21, 2008, by and among Omnicare, Inc., ValueAct Capital Master Fund, L.P. and ValueAct Capital Master Fund III, L.P.

99.1	Press Release of the Company, dated February 21, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Omnicare, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNICARE, INC.

By:	/s/ Mark G. Kobasuk
Name:	Mark G. Kobasuk
Title:	Vice President - General Counsel

Dated: February 22, 2008